Exhibit 99

PRIMEDIA

PRIMEDIA Inc.	News Release
745 Fifth Avenue
New York, NY 10151

PRIMEDIA Reports Second Quarter 2007 Results

NEW YORK—August 2, 2007—PRIMEDIA Inc. (NYSE: PRM) today reported Second Quarter 2007 results.

($ millions)	Second Quarter		Percent	First Six Months		Percent
	2007	2006	Change	2007	2006	Change

Advertising Revenue	$67.0	$67.3	-0.4%	$133.3	$134.4	-0.8%
Other Revenue	14.6	14.0	4.3%	28.3	28.3	0.0%
Total Net Revenue	$81.6	$81.3	0.4%	$161.6	$162.7	-0.7%

Segment EBITDA (a):
Consumer Guides	$18.3	$18.2	0.5%	$37.6	$35.9	4.7%
Corporate Overhead	(7.0)	(9.0)		(13.7)	(16.9)
Total Segment EBITDA	$11.3	$9.2	22.8%	$23.9	$19.0	25.8%

Operating Income	$5.7	$3.3	72.7%	$12.8	$8.7	47.1%

Loss from Continuing Operations	$(11.1)	$(19.0)		$(25.4)	$(36.0)

Discontinued Operations	$18.7	$16.9		$137.6 (b)	$36.3 (c)

Net Income (loss)	$7.6	$(2.1)		$112.2	$0.3

Free Cash Flow (d)	$(32.8)	$(4.1)		$(35.2)	$(2.3)

(a)             Reconciled to GAAP measure in the attached Financial Highlights table.

(b)            Includes gain on sale of the Outdoors Group, net of tax, of $47.7 million.  During the first half of 2007, the Company recorded a tax benefit of approximately $60.4 million related to its PEM segment.  This benefit, which is recorded as a component of discontinued operations represents the tax consequences of the recharacterization of certain indefinite-lived intangible assets to definite-lived in connection with reclassification of PEM as held for sale and was recorded when it became apparent that certain taxable temporary differences would reverse.

(c)             Includes gain on sale of the History Group, net of tax, of $13.7 million.

(d)            Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions toproperty, equipment and other, net and capital lease payments (excluding acquisitions).  Discontinued operations are included until sold or shut down.  Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

“On August 1st, PRIMEDIA completed the sale of its Enthusiast Media business.  Our company’s recapitalization has transformed us into a low-leverage, high margin business that will generate cash and enable us to efficiently operate the business while also paying dividends to shareholders,” said Dean B. Nelson, Chairman, President, and CEO of PRIMEDIA Inc.

“Consumer Source is a highly profitable company with significant operational upside.  The Company’s largest business, Apartment Guide, delivered its first sequential quarter of revenue growth in two years.  In addition, New Home Guides and our Internet rental site also continued to generate double digit revenue growth.  We have launched a number of exciting new line extensions, opened some new markets, and we continue to build our presence in the high growth online segments of the rental, home, and auto guide markets,” said Nelson.

In connection with the closing of the sale of the Enthusiast Media business, PRIMEDIA has appointed Robert Metz as President and CEO of PRIMEDIA, effective September 1, 2007.  Mr. Metz is currently Executive Vice President of PRIMEDIA and CEO of Consumer Source Inc.  Mr. Metz began his career with Consumer Source in 1975, and in the last 25 years, has served in various positions ranging from publisher to Chief Financial Officer, Chief Operating Officer, President, and Chairman of the Board.

Effective immediately, Kim Payne has been appointed Chief Financial Officer of PRIMEDIA, replacing Kevin Neary.  Ms. Payne was formerly Chief Financial Officer of Consumer Source Inc.

Effective September 1, 2007, Keith Belknap, currently General Counsel of Consumer Source Inc., will assume the title of General Counsel of PRIMEDIA, replacing Jason Thaler.  Following Mr. Metz’s transition to President and CEO of PRIMEDIA, Dean Nelson, currently Chairman, President, and CEO of PRIMEDIA, will remain in his capacity as Chairman.

Unless otherwise specified, all comparisons are to the same respective period in 2006.

On a sequential basis, Apartment Guide and ApartmentGuide.com’s advertising revenue grew slightly versus the first quarter of 2007.  However, as expected by the Company, Apartment Guide and ApartmentGuide.com’s advertising revenue declined in the second quarter versus the second quarter of 2006.

While the Company’s Auto Guide business experienced a year over year revenue decline in the second quarter; Auto Guide generated monthly positive revenue trends beginning in June.  Product redesigns have been launched in all markets, and the upgrade in local publisher talent is expected to be completed in August.

Partially offsetting the second quarter advertising revenue decline was continued growth in New Home Guide and in the Company’s online single unit real estate rental business, which we refer to as Rentals.com.  Management completed the integration of the Rentals.com family of websites into a single operating unit during the second quarter and rolled out meaningful improvements.

Other revenue represents third party revenue paid to DistribuTech, the Company’s business that distributes both Company and third party free publications to retailers.  DistribuTech continually optimizes the number and mix of distribution locations to best meet the distribution needs of Consumer Source’s businesses.  Other revenue growth in the quarter was driven primarily by an increase in the total number of retail distribution locations, partially offset by the loss of third party revenue from the distribution of resale home guides, many of which have gone out of business during this resale housing industry downturn.  Consumer Source does not own resale home free publications.  Total distribution expenses increased $1.1 million in second quarter 2007 versus 2006.

Growth in the Company’s second quarter Segment EBITDA primarily reflects continued reductions in corporate overhead.  Expenses associated with adding retail distribution locations adversely impacted Consumer Source’s Segment EBITDA.

Apartments (Apartment Guide, ApartmentGuide.com, and Rentals.com):  These businesses represent 76% of second quarter 2007 advertising revenue, with a 0.5% revenue decline in the quarter.

However, Apartment Guide and ApartmentGuide.com delivered sequential quarterly growth versus the first quarter of 2007, reflecting the Company’s actions throughout 2006 and 2007 to strengthen client relationships, promote the value of blended media, and add tools to better track results for advertisers.

Consumer Source completed beta testing of its MaxLeases product, with an official launch on June 28, 2007.  MaxLeases provides multi-family property managers with a sophisticated set of tools to capture, track, and report leads from all sources, including telephone, e-mail, and walk-ins.  Property managers can use this information to measure and optimize their mix of marketing investments.  We believe MaxLeases will provide further confirmation that compared to other advertising alternatives Apartment Guide Printernet products generate the highest volume of leases at a reasonable cost.  Also on June 28th, Consumer Source announced its national launch of “Text to Rent”, which sends to consumers’ cell phones and PDAs real-time rental availability information from listings on Rentals.com and ApartmentGuide.com.  Consumers can request the listing information by entering a property identification number that is visible at the property location.

Some of the negative market forces that have caused abnormally high apartment occupancy rates and revenue pressure on Apartment Guide are abating, as fewer apartment communities are being converted to condominiums.  However, while construction of new apartment communities is increasing across the country, this activity remains below levels from more than two years ago, and occupancy rates remain high in many markets.  Apartment Guide’s addressable market is primarily advertisers of apartment communities with 50 or more units, whose listings comprise approximately 15% of the total rental market.

The Company’s online single unit real estate rental business, Rentals.com, addressing the approximately 85% of the listings not served by Apartment Guide, grew revenue 52% in the second quarter.  This growth rate reflects revenue of all of the Rentals.com family of websites versus their actual revenue in the second quarter of 2006, whether or not then owned by the Company.  Management continues to aggressively add sales resources as part of its overall strategy for growing this business.  Based on second quarter revenue, the business would generate $10.7 million of revenue on an annualized basis.

Rentals.com primarily serves advertisers of single units, including rental houses, town homes, condos, apartments, and communities with less than 50 rental units.  The Company is the leader in this market, with an estimated 62% of all paid single unit real estate rental listings on the Internet.  This lucrative segment of the marketplace accounts for approximately 85% of the total rental market.  While the Company is the leader in this market, it has only an estimated 2% market penetration as of year-end, 2006, and believes that this business represents a significant growth opportunity.

New Home Guide and NewHomeGuide.com:  New Home Guide and NewHomeGuide.com, representing 19% of second quarter 2007 advertising revenue, delivered organic revenue growth of 12% in the second quarter.  This strong growth reflects New Home Guide having established itself as one of the most cost-effective and attractive media channels for home builders and demonstrates its ability to successfully adapt to changing market conditions.  Despite softness in the overall housing industry, New Home Guide continues to grow in the aggregate, overcoming stalls in new construction in some of the Midwest and Northeast markets with advertising gains in other markets, especially the Southwest, Florida and, Texas.  In March, 2007, the Company successfully launched a New Home Guide in Colorado Springs, CO, and during the second quarter launched two Neighborhood Maps in Charlotte, NC.  Neighborhood Maps are product line extensions, providing advertisers with a promotional tool to reach consumers through local Chambers of Commerce, realtors, and relocation offices.  With the August issue, the Company launched a New Home Guide in Richmond, VA, and a Realtor Data Book in Charlotte, NC, which are the two largest revenue openings in the 32 year history of the Company.

Auto Guide and Autoguide.com:  Auto Guide, representing 5% of second quarter 2007 advertising revenue, experienced a 32% revenue decline, in part due to exiting the San Diego market in the third quarter of 2006.  The business did deliver month over month revenue growth starting in June, 2007.  Management has completed the conversion of all markets to a new guide format, and the upgrading of key management and publisher positions is expected to be completed in August, 2007.

Distribution (DistribuTech):  Consumer Source’s Apartment Guide, New Home Guide, and Auto Guide businesses benefit from the Company’s leading distribution business, DistribuTech.  The Company’s strategy is to continually optimize distribution for its own assets while minimizing costs.  This optimization has historically caused, and will continue to cause, DistribuTech revenue and expenses to fluctuate.  In the second quarter, DistribuTech grew revenue primarily by expanding store locations in various new and current retail programs including a large drug store chain.  In addition, DistribuTech extended the contract term of a large grocery store chain, securing the Company’s rights to be the exclusive distributor of free publications in this chain.  Partially offsetting DistribuTech’s revenue growth in the second quarter were the loss of a national client that changed its marketing strategy in late 2006, and certain customers going out of business, primarily resale home-oriented publications adversely impacted by the downturn in the resale housing industry, in which Consumer Source does not directly participate.  These losses represented approximately 4% of DistribuTech revenue.

Guidance

The Company reiterates its expectation that in 2007 it will deliver mid single digit percentage Segment EBITDA growth (excluding corporate overhead), and low single digit percentage revenue growth, reflecting year-over-year revenue growth in New Home Guide and Rentals.com, partially offset by a full-year decline in Apartment Guide.

The Company’s Apartment Guide forecast assumes a continuation of current market trends.  With improvement in the management and operations of Auto Guide, the Company expects operating losses in Auto Guide to diminish throughout the year.

Guidance provided by PRIMEDIA remains in force unless revised by the Company and does not reflect the impact of any potential transactions.

Sale of Enthusiast Media

On August 1, 2007, PRIMEDIA announced that it has completed the sale of its Enthusiast Media Segment (“PEM”) to Source Interlink Companies, Inc. (“Source”) for $1,177,900,000 in cash, subject to certain post-closing adjustments.  As part of the sale, Source assumed the obligation to make certain earn-out payments relating to PEM’s Automotive.com division.

The operations of PRIMEDIA’s Enthusiast Media Segment have been classified as discontinued operations for all periods presented.  With this discontinuance, PRIMEDIA’s Consumer Source Inc. constitutes all continuing operations.

Use of Proceeds, Future Indebtedness, and Future Corporate Overhead

As a result of the sale of PEM, the Company received in cash the amount of $1.178 billion.  The Company estimates net proceeds from the transaction will be approximately $1.103 billion after deducting banking and other professional fees of $22.7 million, estimated cash taxes on gain of $42.2 million, and other transaction fees (severance and sale bonuses) of $10.1 million.

On August 1, 2007, the Company announced that it completed financing commitments for a $350 million senior secured credit facility, including a $100 million revolving loan facility and a $250 million term loan.

The proceeds of the new term loan, combined with the net proceeds received from the completion of the sale of PEM have been or will be used to repay the Company’s existing term loan (approximately $493 million), redeem the Company’s 8.875% Senior Notes due 2011 (approximately $422 million), redeem the Company’s 8.000% Senior Notes due 2013 (approximately $312 million), redeem the Company’s Senior Floating Rate Notes due 2010 (approximately $126 million), pay accrued interest on the Company’s Senior Notes (approximately $15 million), and pay financing fees (approximately $5 million).  The Company has announced its intention to pay a one-time qualified dividend of approximately $96 million to PRIMEDIA shareholders.  In addition, the Company is planning on instituting an ongoing dividend program.  However, any such dividend payments are subject to final approval of the Board of Directors of PRIMEDIA.

The Company currently estimates that after the one-time qualified dividend described above and upon completion of all of its recapitalization and transition activities, it will have cash on hand of approximately $10 million, full revolver availability, and debt, net of cash, of approximately $240 million.

The Company is in the process of reducing its corporate overhead expense to an amount appropriate to service its ongoing operations.  Based on current estimates, the Company expects to reduce its annual corporate overhead expense from $28.3 million in 2006 to approximately $11.7 million (inclusive of the estimated $2 million of corporate allocations that are already included in estimated 2007 Consumer Guides Segment EBITDA), with the majority of corporate overhead expense reductions completed in 2007.  The Company is in the process of relocating its corporate headquarters from New York to Atlanta, where its Consumer Source business is based.  The Company may continue certain of its New York-based public company-related functions and their associated costs through the 2007 Form 10-K filing period in 2008, and will continue to pay rent on its New York City headquarters until the expiration of the lease in February, 2008.  The Company expects that there will be non-recurring costs associated with reducing its corporate overhead expense.

Net Operating Losses

Before giving effect to the sale of PEM, the Company estimates that it had net operating losses for Federal income tax purposes of approximately $1.2 billion.  The tax attributes of the sold entities are still being reviewed by the Company’s outside tax advisers.  Until the Company’s review is completed, the Company cannot definitively calculate its post sale net operating losses.  The Company estimates that it has approximately $500 million of net operating losses after the sale of its Enthusiast Media business.

Reverse Stock Split

On August 1, 2007, PRIMEDIA filed an amendment to its Certificate of Incorporation to effect a 1-for-6 reverse stock split of its common stock, which will trade on a split-adjusted basis beginning today, August 2, 2007.  The primary purpose of this reverse stock split is to make the Company’s common stock purchasable by investors that require investments to have a share price above $10 per share at their time of investment.

Corporate Overhead, Free Cash Flow, and Related Items

The $2.0 million decline in corporate overhead is due primarily to lower compensation expense resulting from headcount reductions and reduced professional fees.  In the second quarter of 2007, corporate overhead included $0.9 million of non-recurring expenses, primarily related to analysis of the Company’s tax attributes.

Consistent with the accounting for discontinued operations, corporate allocations to businesses that have been sold or are being sold have been added back to corporate overhead, and, therefore, have a negative impact on Segment EBITDA.  These add-backs total $5.2 million in 2006, $1.3 million in the second quarter of 2007, and $1.5 million in the second quarter of 2006.

For the quarter ended June 30, 2007, Free Cash Flow was negative $32.8 million compared to negative $4.1 million in the same period in 2006, principally due to increased cash taxes paid primarily related to divestitures, and timing of receivables collections, partially offset by lower debt service.  Free Cash Flow includes discontinued operations.

The Company’s interest expense was approximately $29.0 million in the second quarter of 2007, compared to $32.2 million in 2006.  The decrease in interest expense in 2007 was due to lower average debt levels which were partially offset by higher interest rates.

The Company estimates $15 million in Consumer Source’s capital expenditures in 2007, compared to $13 million in 2006; and estimates a use of $1 million of working capital for Consumer Source in 2007, the same as 2006.

Liquidity and Leverage

The Company has adequate resources to finance the implementation of its operating strategy and growth initiatives, meet its cash and other fixed obligations, and service its debt for the foreseeable future.

Discontinued Operations

In addition to PEM, on April 23, 2007, PRIMEDIA completed the sale of its Channel One News business, a discontinued operation, to Alloy, Inc.

On May 21, 2007, PRIMEDIA completed the sale of its Films Media Group, a discontinued operation, to Facts on File, Inc.

PRIMEDIA Healthcare is classified as a discontinued operation, and a sale process for this business is in progress.

Use of the Term Segment EBITDA

Segment EBITDA is reconciled to net income in the attached Financial Highlights Table.  Segment EBITDA is defined as earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other charges include non-cash compensation and provision for restructuring costs.  We believe that Segment EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance.  These results are used by the Company’s chief operating decision maker, its Chairman, CEO and President, to make decisions about resource allocations, and to assess performance.

Segment EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other (excluding acquisitions), and capital lease payments (Exhibit A).

The Company’s chief operating decision maker, its Chairman, CEO and President, uses free cash flow to make decisions based on the Company’s cash resources.  Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America.  Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA will host a conference call on August 2, 2007, 10:00 am, Eastern Time.  To participate in the call, please dial (866) 316-1371 if you are in the U.S., or (913) 312-1231 if you are outside the U.S.  The conference ID is 5855354.  You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at (888) 203-1112 in the U.S., or (719) 457-0820, if you are outside the U.S. The replay ID is 5855354.  The recorded version will be available two hours after the completion of the call until midnight, Eastern Time, August 9, 2007.  The live and replay versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA Inc. is the parent company of Consumer Source Inc., the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide, and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 60,000 locations. Consumer Source owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com; and America’s largest online single unit real estate rental business, comprised of RentClicks.com, RentalHouses.com, HomeRentalAds.com, and Rentals.com.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange

Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	Eric Leeds (Investors): 212-745-1885
Joshua Hochberg (Media): 212-446-1892

###

Financial Highlights Table and Exhibit Follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)

($ in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue, Net:
Advertising	$67.0	$67.3	$133.3	$134.4
Other	14.6	14.0	28.3	28.3
Total Revenue, Net	$81.6	$81.3	$161.6	$162.7

Cost of Goods Sold	$8.7	$9.9	$17.3	$19.8
Marketing and Selling	23.8	22.3	46.2	44.6
Distribution and Circulation	21.8	20.8	42.0	41.9
Editorial	1.7	1.9	3.4	3.8
Other General Expenses	7.3	8.2	15.0	16.7
Corporate Administrative Expenses	7.0	9.0	13.8	16.9
Total Segment Expenses	$70.3	$72.1	$137.7

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Consumer Guides	$18.3	$18.2	37.6	35.9
Corporate Overhead	(7.0)	(9.0)	(13.7)	(16.9)
Total Segment EBITDA	$11.3	$9.2	$23.9	$19.0

Depreciation and Amortization of Property and Equipment	(3.3)	(3.4)	(6.4)	(6.1)
Amortization of Intangible Assets and Other	(0.9)	(0.7)	(1.5)	(1.4)
Non-Cash Compensation	(0.4)	(1.6)	(0.6)	(2.5)
Provision for Restructuring Costs	(1.0)	(0.2)	(2.6)	(0.3)
Operating Income	5.7	3.3	12.8	8.7

Interest Expense	(29.0)	(32.2)	(58.1)	(63.6)
Amortization of Deferred Financing Costs	(0.6)	(0.7)	(1.2)	(1.4)
Other Income, Net	1.9	0.7	3.8	0.9
Loss Before Benefit for Income Taxes	(22.0)	(28.9)	(42.7)	(55.4)

Benefit for Income Taxes	10.9	9.9	17.3	19.4

Loss from Continuing Operations ($0.04 and $0.07 loss per basic and diluted common share for the three months ended June 30, 2007 and 2006, respectively, and $0.10 and $0.14 for the six months ended June 30, 2007 and 2006, respectively) (B)	(11.1)	(19.0)	(25.4)	(36.0)

Discontinued Operations ($0.07 and $0.06 earnings per basic and diluted common share for the three months ended June, 2007 and 2006, respectively, and $0.52 and $0.14 for the six months ended June 30, 2007 and 2006, respectively, including gain (loss) on sale of business, net of tax, of $(2.6) million and $0.0 million for the three months ended June 30, 2007 and 2006, respectively, and $40.9 million and $13.7 million for the six months ended June 30, 2007 and 2006, respectively) (B) (E)	18.7	16.9	137.6	36.3

Cumulative Effect of Change in Accounting Principle (from the adoption of Statement of Financial Accounting Standard No. 123 (R))	—	—	—	0.0
Net Income (Loss)	$7.6	$(2.1)	$112.2	$0.3

Basic and Diluted Earnings (Loss) per Common Share (B)	$0.03	$(0.01)	$0.42	$0.00

Basic and Diluted Common Shares Outstanding (weighted average) (B)	264,588,786	263,941,660	264,555,057	263,857,382

Capital Expenditures, net (excluding acquisitions)	$6.0	$6.1	$12.0	$10.8

	At June 30,		At December 31,	At June 30,
	2007		2006	2006
Cash and cash equivalents	$111.0	(D)	$5.8	$4.2
Long-term debt, including current maturities (C)	$1,317.2		$1,323.0	$1,459.8
Common shares outstanding, before effect of reverse stock split	264,679,535		264,410,753	263,949,436
Common shares outstanding, after effect of reverse stock split	44,113,256		44,068,459	43,991,573

(A) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(B) Basic and diluted common shares outstanding (weighted average), and earnings (loss) per common share in the tables above are presented before the effect of the 1-for-6 reverse stock split.  Pro Forma presentation of what these amounts will be after the reverse stock split are provided below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Basic and diluted earnings (loss) per common share:	$	$	$	$
Continuing operations	(0.25)	(0.43)	(0.57)	(0.82)
Discontinued operations	0.42	0.38	3.12	0.82
Cumulative effect of change in accounting principle	—	—	—	0.00
Net income (loss)	$0.17	$(0.05)	$2.55	$0.00

Basic and Diluted Common Shares Outstanding (weighted average)	44,098,131	43,990,277	44,092,510	43,976,230

(C) During the year ended December 31, 2006, the Company repurchased at a discount approximately $65.5 million principal amount of the 8 7/8% Senior Notes due 2011.  The purchase price was approximately $64.0 million, plus $0.6 million of accrued interest for the year ended December 31, 2006. During the fourth quarter 2006, the Company repurchased at a discount approximately $5.2 million principal amount of the 8.0% Senior Notes due 2013. The purchase price was approximately $4.8 million, plus $0.2 million of accrued interest. Additionally, in the fourth quarter, the Company repurchased approximately $52.5 million of Senior Floating Rate Notes due 2010 at a purchase price of $55.1 million, plus accrued interest of $0.5 million.

(D) Includes the remaining net cash proceeds from the Company’s sale of the Outdoors Group in first quarter 2007.

(E) During the first half of 2007, the Company recorded a tax benefit of approximately $60.4 million related to its PEM segment.  This benefit, which is recorded as a component of discontinued operations represents the tax consequences of the recharacterization of certain indefinite-lived intangible assets to definite-lived in connection with reclassification of PEM as held for sale and was recorded when it became apparent that certain taxable temporary differences would reverse.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash Provided by (Used in) Operating Activities (Unaudited)

($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net cash provided by (used in) operating activities	$(26.5)	$2.6	$(22.6)	$10.4

Additions to property, equipment and other (excluding acquisitions)	(6.0)	(6.1)	(12.0)	(10.8)
Capital lease payments	(0.3)	(0.6)	(0.6)	(1.9)

Free Cash Flow	$(32.8)	$(4.1)	$(35.2)	$(2.3)

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$44.0	$48.7	$58.0	$64.7

Cash taxes paid (net of refunds received)	$12.1	$0.7	$16.9	$4.8

Cash paid for restructuring costs	$2.9	$1.0	$5.0	$2.7